Exhibit 99.1

Press Release

Acutus Medical Announces Operational Downsizing

CARLSBAD, Calif., December 4, 2024 (GLOBE NEWSWIRE) – Acutus Medical, Inc. (“Acutus” or the “Company”) (Nasdaq: AFIB), today announced a realignment of resources and operational downsizing.

Dr. Shaden Marzouk, Chairperson of the Board of Directors of Acutus, commented, “Following an extensive strategic review by the Company’s Board of Directors, we are taking the hard but necessary steps to reduce the size of our organization while complying with our remaining obligations to Medtronic for the production of left-heart access products.”

Takeo Mukai, CEO & CFO of Acutus, added, “The operational downsizing impacts our team, and it is difficult to part with our valued and highly talented colleagues who have made substantial contributions to our Company. I want to thank each one of them for their dedication to Acutus and our mission.”

Operational Downsizing
The Company will reduce operations to a scale designed solely to support the manufacturing and distribution of Medtronic’s left-heart access products through the transition of the production of these products to Medtronic pursuant to the terms of the Company’s Asset Purchase Agreement (the “Asset Purchase Agreement”) entered into with Medtronic in April 2022 and Distribution Agreement (the “Distribution Agreement”) entered into with Medtronic in June 2022.

Acutus has begun implementation of an operational downsizing to reduce resources supporting the left-heart access manufacturing and distribution business to the scale needed to meet its obligations to Medtronic, which will result in a reduction of the Company’s workforce by approximately 70%. These downsizing actions are expected to meaningfully reduce cash burn as well as ongoing operating expenses and are expected to be completed in the first quarter of 2025.

Acutus will continue contract manufacturing for Medtronic until it has fulfilled its obligations under the Asset Purchase Agreement and Distribution Agreement with Medtronic.

Financial Impact

The Company estimates it will incur approximately $1.4 million to $1.8 million of pre-tax downsizing and exit-related charges, of which approximately $0.3 million represents future cash expenditures for the payment of monetary consideration and related benefit costs, approximately $1.2 million represents future cash expenditures for the payment of retention bonuses to certain employees that will assist with the operational downsizing, and potentially up to $0.3 million estimated as future cash expenditures for contract closing costs. The Company expects that a majority of the future cash expenditures charges will be incurred in the first quarter of 2025, and that the operational downsizing will be substantially complete in the first quarter of 2025.

The Company’s exclusive source of revenue will continue to come from the sale of left-heart access products at transfer prices specified in the Distribution Agreement with Medtronic and any fee-bearing transition services. The Company’s operating expenses and working capital will be utilized to support manufacturing, quality, and supply chain related activities as well as general and administrative functions. The Company expects to continue to minimize costs while capturing the value associated with potential earnout payments from Medtronic under the Asset Purchase Agreement with Medtronic for Medtronic’s sales of its left-heart access products.

Press Release

Under the Asset Purchase Agreement with Medtronic, the Company has recorded net sales earnouts from January 30, 2023 through July 26, 2024, based on Medtronic’s sale of the left-heart access products Medtronic acquired from the Company pursuant to the Asset Purchase Agreement. The Company is eligible to receive additional net-sales earnouts from Medtronic based on a percentage of Medtronic’s total net end-user sales of these products for the remainder of the earn-out period, which is for a period of up to four years that ends in January 2027. The annual measurement period for net sales earnouts begins in February of each year, and such earnout payments, which began in April 2024, are made quarterly in arrears to the extent earned.

As of September 30, 2024, the Company had $12.6 million in cash, cash equivalents, marketable securities, and restricted cash. The Company expects that cash on hand, distribution revenue from left-heart access products to Medtronic, and future earn-outs will be sufficient to service the Company’s outstanding debt and fund the remaining business.

WARN Act
The WARN Act requires employers to provide sixty days advance notice to employees and certain government entities before conducting any mass layoff, relocation, or termination that affects more than fifty full-time employees and equivalents. The Company has notified affected employees and required government authorities.

About Acutus Medical

Acutus is focused on the production of left-heart access products under its Distribution Agreement with Medtronic, Inc. and maximizing potential net sales earnouts from Medtronic under its Asset Purchase Agreement with Medtronic. Founded in 2011, Acutus is based in Carlsbad, California.

Caution Regarding Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, the risk that the Company may not be able to implement the downsizing as currently anticipated or within the timing currently anticipated; the impact of the workforce reduction on the Company’s reduced left-heart access manufacturing and distribution business; the possibility that executives or other employees may resign or be terminated; unexpected costs, charges or expenses that reduce the Company’s capital resources; the Company’s ability to continue to pay its obligations in the ordinary course of business as they come due; unanticipated difficulties in terminating certain contracts and arrangements; the risk that the Company may not be able to effectuate the transition of production of left heart access products to Medtronic pursuant to the terms of the Asset Purchase Agreement with Medtronic as currently anticipated or within the timing currently anticipated, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Acutus undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Contact:
Chad Hollister
Acutus Medical, Inc.
investors@acutus.com